Exhibit 10.5

January 26, 2011

Generation Zero Group, Inc.
Medicalwork, LLC
Geronimo Property Trust
Mr. Jeffrey Sisk

RE:  Subordination of lien held by Generation Zero Group, Inc. Secior Note Holders

To All Addressees:

The undersigned serves as the Collateral Agent for the Senior Secured Noteholders (“Senior Noteholders”) of Generation Zero Group, Inc.  (GNZR).  The blanket lien (“Senior Note Liens”) on all GNZR assets relates to a series of promissory notes (“GNZR Senior Notes”) that total in aggregate approximately $3,070,000 of total debt.  The Senior Note Liens expressly exclude future financings that involve purchase money security interests.

We are aware of the transaction currently contemplated by GNZR and StaffMD, Inc. which involves a senior note being issued to Geronimo Property Trust and a seller note being issued to Jeffrey Sisk (together, the “Purchase Money Financings”).  We acknowledge that the liens created by these financings are purchase money security interests for purposes of the Senior Note Liens and that the liens that will be created on the StaffMD/Medicalwork, LLC assets and interests in favor of Geronimo Property Trust and Jeffrey Sisk (and their respective assigns) are all senior to any lien that may be created in favor of the Senior Noteholders by virtue of the Senior Note Liens.  Further, we agree that we may take no action whatsoever to pursue any of the assets that are collateral for either of the two Purchase Money Financings unless and until both Purchase Money Financings have been paid in full, regardless of any extensions or modifications or waivers to the terms of the Purchase Money Financings.

Nothing herein shall affect the Senior Note Liens on GNZR assets that are not part of the collateral for the Purchase Money Financings.  The undersigned is authorized to issue this letter and it may be relied upon by all addressees and their successors and assigns.

Scientigo, Inc., as Collateral Agent
For the Senior Noteholders